Exhibit 3.2

RESTATED ARTICLES OF INCORPORATION

OF

INSIGNIA SYSTEMS, INC.

I, the undersigned, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, do hereby adopt the following Articles of Incorporation:

ARTICLE I - NAME

The name of the corporation shall be Insignia Systems, Inc.

ARTICLE II — REGISTERED OFFICE

The location and post office address of the corporation’s registered office in the State of Minnesota shall be 8799 Brooklyn Blvd., Minneapolis, MN 55445.

ARTICLE III - STOCK

1.           Authorized Shares. The authorized shares of stock of the corporation shall be 5,714,285 shares of common stock having a par value of $.01 per share.

2.           No Preemptive Rights. No shareholder of the corporation shall have any preemptive or other right to acquire the common stock or any other securities of the corporation.

3.           No Cumulative Voting. The shareholders of the corporation shall not be entitled to cumulate their votes in the election of directors.

ARTICLE IV - INCORPORATOR

The name and post office address of the incorporator are as follows:

James C. Diracles
3500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402

ARTICLE V - DIRECTORS

The following persons shall be the directors of the corporation until their successors are elected and have qualified, or until their earlier death, resignation, removal, or disqualification:

G.L. Hoffman
David Eiss

ARTICLE VI — LIABILITY OF DIRECTORS

To the fullest extent permitted by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. A repeal or modification of this Article shall not apply to any act or omission by a director which occurs prior to the effective date of such repeal or modification.

These Restated Articles of Incorporation of Insignia Systems, Inc. have been adopted pursuant to Minnesota Statutes, Chapter 302A and correctly set forth without change the corresponding provisions of the articles as previously amended.

IN WITNESS WHEREOF, I have subscribed my name this 4th day of January 2021.

/s/ Kristine A. Glancy
Kristine A. Glancy
Secretary